Exhibit 23.5

[RYDER SCOTT LETTERHEAD]

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent oil and gas consultants, Ryder Scott Company, L.P. hereby consents to the incorporation by reference in the Registration Statement on Form S-3 of Chesapeake Energy Corporation, to be filed with the Securities and Exchange Commission on or about May 19, 2008, of information from our reserve report dated February 28, 2008, entitled “Chesapeake Energy Corporation – Estimated Future Reserves and Income Attributable to Certain Leasehold Interests (SEC Parameters).” We also consent to the reference to us under the heading “Experts” in such Registration Statement.

By:	RYDER SCOTT COMPANY, L.P.
Ryder Scott Company, L.P.

Houston, Texas

May 19, 2008